Exhibit 23(j)
Independent Auditors' Consent


The Board of Directors
Oppenheimer Money Market Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Money Market Fund, Inc. of our report dated August 20, 1999 included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.




/s/ KPMG LLP
KPMG LLP

Denver, Colorado
November 17, 1999